Exhibit 99.1

ATMI Shareholders Overwhelmingly Approve Merger with Entegris

DANBURY, CT — April 15, 2014 — ATMI, Inc. (NASDAQ-GS: ATMI), a global technology company, announced that shareholders overwhelmingly approved its proposed merger with Entegris, Inc. (NASDAQ-GS: ENTG) for $34 per share in cash at today’s special shareholders’ meeting.

Approximately 99.3 percent of the votes cast, representing 82.2 percent of the ATMI common shares outstanding as of the record date, voted in favor of the merger.  Adoption of the merger agreement required an affirmative vote of a simple majority of the ATMI common shares outstanding.

Approval from the Taiwan Fair Trade Commission is the only required regulatory approval for the merger that remains outstanding.  We currently expect to receive this approval by the end of April 2014 and, subject to the satisfaction of the other conditions to closing, expect to close the merger promptly thereafter in accordance with the terms of the merger agreement.

During the special meeting, shareholders also approved a proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there were insufficient votes at the time of the special meeting to adopt the merger agreement; and a non-binding advisory proposal to approve the golden parachute compensation payable to ATMI’s named executive officers in connection with the merger.

About ATMI

ATMI, Inc., a global technology company, provides specialty materials, material processing, and safe, high-purity materials handling and delivery solutions designed to increase process efficiencies for the microelectronics and other industries. For more information, please visit http://www.atmi.com.

ATMI and the ATMI logo are trademarks or registered trademarks of Advanced Technology Materials, Inc., in the United States, other countries, or both.

About Entegris

Entegris provides a wide range of products for purifying, protecting and transporting critical materials used in processing and manufacturing in semiconductor and other high-tech industries. Entegris is ISO 9001 certified and has manufacturing, customer service or research facilities in the United States, China, France, Germany, Israel, Japan, Malaysia, Singapore, South Korea and Taiwan. Additional information can be found at www.entegris.com.

Forward Looking Statements

Statements contained herein that relate to ATMI's expectations as to the timing and completion of the merger and all other future performance, including, without limitation, statements with respect to ATMI's anticipated results of operations or level of business for 2014 or any other future period, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only and are subject to certain risks, uncertainties, and assumptions, including, but not limited to, changes in semiconductor industry growth (including, without limitation, wafer starts) or ATMI's markets; competition, problems, or delays developing, commercializing, and delivering new products; customer-driven pricing pressure; potential loss of key customers; problems or delays in integrating acquired operations and businesses; uncertainty in the credit and financial markets; ability to protect ATMI's proprietary technology; and other factors described in ATMI's Form 10-K for the year ended December 31, 2013 and other subsequent filings with the Securities and Exchange Commission. Such risks and uncertainties may cause actual results to differ materially from those expressed in our forward-looking statements. ATMI undertakes no obligation to update any forward-looking statements.

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Contact:	Troy Dewar
Vice President, Investor Relations and Corporate Communications
203.207.9349
tdewar@atmi.com